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                                                                     EXHIBIT 8.2


                                                              September 13, 1996


ETC Transaction Corporation
5025 Arapaho Road, Suite 515
Dallas, Texas
U.S.A.  75248


Ladies and Gentlemen:

                    RE: AGREEMENT AND PLAN OF MERGER BETWEEN ELECTRONIC TRANSMISSION CORPORATION ("ETC-TEXAS") AND ETC TRANSACTION CORPORATION (THE "COMPANY")

          Our opinion has been requested on certain specific matters of Canadian federal income tax law with respect to ETC Transaction Corporation, an Alberta corporation (the "Company") under the circumstances described below. This letter is intended solely for the use of the Company, and accordingly, it is not intended to be, and should not be, relied upon by any person, or entity, other than the Company.

          We have acted as special Canadian tax counsel for the Company in connection with the Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Electronic Transmission Corporation, a Texas corporation ("ETC-Texas") will merge into the Company after the Company continues and domesticates in the state of Delaware, all as described in the Company's Form S-4 Registration Statement (the "Registration Statement"). In such capacity, we have familiarized ourselves with the Merger Agreement and the Registration Statement. The specific matters of Canadian federal income tax law upon which you have requested our opinion are:

a) that the shareholders of the Company will not recognize gain or loss solely due to the continuation and domestication of the Company from Alberta to Delaware;
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b)   that the shareholders of the Company will not recognize gain or loss solely due to the merger of ETC-Texas into the Company, unless a shareholder otherwise elects to recognize such gain or loss;

c) that the Company will be deemed to dispose of all its property at fair market value immediately before the deemed year end immediately before the continuance and may have a liability for tax under Part XIV of the Income Tax Act (Canada); and

d) that dissenting shareholders of the Company who receive cash in respect of their shares of the Company will recognize a gain or loss, and possibly a deemed dividend.

          No other opinions have been requested and no other opinions are expressed or implied.

          Our opinions are based upon the facts as set forth below, which facts the Company has represented to us by its Certificate dated September 12, 1996 that we may assume for purposes of these opinions. We have no reason to believe that any of these represented facts are not true and accurate or that any assumed future event will not occur as contemplated. Further, we have no reason to believe that we cannot rely upon the Company's statements relating to these facts and events. However, we have no knowledge or information regarding the formation, operation, management, tax status or finances of the Company or ETC-Texas, other than as the Company has represented to us. To the extent the facts of any actual situation are different from those relied upon, our opinions should be disregarded as they might be different under the actual facts than as stated below.

          The Company has represented to us that for purposes of our opinions we may assume the following facts.

i) The accuracy of the matters contained in the Company's Form S-4 Registration Statement.

ii) The Company will continue and domesticate into the state of Delaware (the "Continuance"). Upon the Continuance, holders of issued and outstanding shares of the Company ("Company Common Stock"), who do not exercise their rights of dissent and appraisal, shall receive one share of the common capital stock of the Company, as continued and domesticated (the "Continued Common Stock") for each share of Company Common Stock held before the Continuance.

iii) At the time of the Continuance, the Company Common Stock will not be listed on any stock exchange.

iv) Immediately before the Continuance, the fair market value of the Company's property will be less than the aggregate of its liabilities and "paid-up capital" as defined in the Income Tax Act (Canada).

v)   As of the effective time of the Merger Agreement (the "Effective Time")
     and by virtue of the Continuance and the Merger Agreement, each share of ETC-Texas common stock
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      issued and outstanding immediately prior to the Effective Time will be converted into 1.25 shares of validly issued, fully paid and non-assessable shares of Continued Common Stock. Therefore, former holders of ETC-Texas common stock (except holders who exercise dissenter's rights of appraisal) will hold Continued Common Stock issued pursuant to the Merger Agreement. No fractional shares of the Company will be issued pursuant to the Merger Agreement. Holders of each share of ETC-Texas common stock who would have otherwise been entitled to fractional shares based on the exchange formula described above will instead receive one share of Continued Company Stock.

vi) Substantially all of the shares (i.e., more than 90%) of the Company and ETC-Texas will be exchanged for or become shares of the Company by virtue of the Merger.

vii) Substantially all of the property and liabilities (i.e., more than 90%) of the Company and ETC-Texas will become the property and the liabilities of the Company by virtue of the merger (with the exception of amounts receivable from or payable to the other corporation).

viii) Shareholders of the Company who exercise their dissent rights with respect to the Continuance or merger will be paid fair value by the Company.


          Our opinions are based on the current provisions of the Income Tax Act (Canada), the Regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, 1980, as amended, and our understanding of the current administrative practices of Revenue Canada, Customs, Excise & Taxation ("Revenue Canada"). Our opinions take into account the amendments to the Income Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assume that all Proposed Amendments will be enacted in their present form although no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. Our opinions do not take into account or anticipate any changes in law, whether by legislative or judicial decision or action, nor do they take into account provincial, territorial or foreign income tax legislation.

          Based upon our review of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary, upon the assumptions set forth above, and upon the representations made to us by the Company, and assuming the Continuance and the merger and all other events occur as contemplated in the Merger Agreement and the Registration Statement, our opinions are:

1. Shareholders of the Company will not recognize gain or loss solely due to the continuation and domestication of the Company from Alberta to Delaware.

2. The shareholders of the Company will not recognize gain or loss as a result of the merger of ETC-Texas into the Company unless a shareholder otherwise elects to recognize such gain or loss.
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3.   The Company will be deemed to dispose of all its property at fair market value immediately before the deemed year end immediately before the Continuance and may have a liability for tax under Part XIV of the Income Tax Act (Canada).

4. Dissenting shareholders of the Company who receive cash in respect of their shares of the Company will recognize a gain or loss and, if payment is received before the Continuance, possibly a deemed dividend.


          This opinion does not deal with the specific circumstances of any particular shareholder of the Company. EACH SHAREHOLDER OF THE COMPANY SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE CONTINUANCE AND THE MERGER AGREEMENT TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, TERRITORIAL, PROVINCIAL AND FOREIGN TAX LAWS.

          You have not asked for, and we do not express, any opinion concerning the tax consequences of the Continuance or Merger Agreement other than those expressly set forth above.

          We express no opinion with respect to the effect of any laws other than the federal income tax laws of Canada.

          Our opinions are rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, that may be brought to our attention at a later date. Any change in the facts and assumptions stated above, upon which these opinions are based, could modify the conclusions.

          This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the inclusion of this opinion as an Appendix to the Joint Proxy Statement/Prospectus and/or to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Felesky Flynn, Barristers & Solicitors, under the heading "Certain Canadian Federal Income Tax Consequences of the Continuance and the Merger" in the Registration Statement.

                                   Yours truly,

                                   FELESKY FLYNN